Exhibit 99.1(a)
                                                    NASD: BOKF

BOK Financial Corporation Reports Annual Earnings of $520 million or $7.68 Per Share and
Quarterly Earnings of $168 million or $2.51 Per Share in the Fourth Quarter

CEO Commentary
Stacy Kymes, president and chief executive officer, stated, “The strong results of the fourth quarter continue to build on the earnings momentum we have been developing throughout 2022. This quarter was the highest pre-provision net revenue in our history. We enjoyed loan growth, net interest margin expansion, strong capital levels and balance sheet liquidity while asset quality remains very strong. We also took actions in the fourth quarter to move toward a more neutral interest rate position. Our fee businesses remained strong for the quarter and for the year in spite of the worst combined equity and fixed income markets since the late 1960’s. I am proud of the results our team is delivering. Our thoughtful growth, diverse business mix, resilient geographic footprint, and proven credit discipline have BOK Financial well-positioned as we begin 2023."

Fourth Quarter 2022 Financial HIghlights
(Unless indicated otherwise, all comparisons are to the prior quarter)
•Net income was $168.4 million or $2.51 per diluted share for the fourth quarter of 2022 and $156.5 million or $2.32 per diluted share for the third quarter of 2022.

•Net interest revenue totaled $352.6 million, an increase of $36.3 million. Net interest margin was 3.54 percent compared to 3.24 percent. In response to rising inflation, the Federal Reserve increased the federal funds rate another 125 basis points in the fourth quarter. The resulting impact on market interest rates increased our net interest margin.
•Fees and commissions revenue was relatively consistent with the prior quarter at $193.6 million. Increased brokerage and trading revenue, transaction card revenue, and other revenue was offset by lower revenue from mortgage banking and deposit service charges.
•The net cost of the changes in fair value of mortgage servicing rights and related economic hedges was $1.2 million for the fourth quarter of 2022 compared to $4.8 million for the third quarter of 2022.
•Operating expense increased $23.7 million to $318.5 million. Personnel expense increased $16.1 million, largely driven by higher incentive compensation expense. Non-personnel expense increased $7.6 million, primarily related to project-related professional fees and data processing and communications costs.
•Period-end loans increased $767 million to $22.6 billion at December 31, 2022. Of this increase, commercial loans increased $591 million, commercial real estate loans grew $133 million, and loans to individuals increased $49 million. In addition, unfunded loan commitments grew by $839 million. Average outstanding loan balances were $22.0 billion, a $377 million increase.
•We recorded a $15.0 million provision for expected credit losses in the fourth quarter of 2022, primarily due to strong growth in loans and loan commitments. The level of uncertainty in the economic outlook remained high and key economic factors were slightly less favorable to economic growth across all scenarios. We also recorded a $15.0 million provision for expected credit losses in the third quarter of 2022, primarily as a result of growth in loans and loan commitments during the quarter. The combined allowance for credit losses totaled $297 million or 1.31 percent of outstanding loans at December 31, 2022. The combined allowance for credit losses was $298 million or 1.37 percent of outstanding loans at September 30, 2022.

•Average deposits decreased $1.6 billion to $35.5 billion and period-end deposits decreased $1.9 billion to $34.5 billion, consistent with industry trends as customers redeploy resources following the savings trend during the height of the pandemic. Average demand deposits were reduced by $929 million and average interest-bearing deposits decreased $659 million. The loan to deposit ratio was 65 percent at December 31, 2022 and 60 percent at September 30, 2022.
•The company's common equity Tier 1 capital ratio was 11.69 percent at December 31, 2022. In addition, the company's Tier 1 capital ratio was 11.71 percent, total capital ratio was 12.67 percent, and leverage ratio was 9.91 percent at December 31, 2022. At September 30, 2022, the company's common equity Tier 1 capital ratio was 11.80 percent, Tier 1 capital ratio was 11.82 percent, total capital ratio was 12.81 percent, and leverage ratio was 9.76 percent.
•The company repurchased 314,406 shares of common stock at an average price of $103.14 a share in the fourth quarter of 2022.

Fourth Quarter 2022 Segment Highlights
•Commercial Banking contributed $139.4 million to net income in the fourth quarter of 2022, an increase of $5.5 million. Combined net interest revenue and fee revenue increased $25.5 million, primarily due to the increase in the spread on deposits sold to our Funds Management unit. Net loans charged-off increased $14.9 million. Personnel expense increased $3.4 million, driven by incentive compensation costs associated with growth in revenue. Average loans increased $350 million or 2 percent to $18.3 billion. Average deposits decreased $1.1 billion or 6 percent to $16.8 billion.
•Consumer Banking contributed $9.0 million to net income in the fourth quarter of 2022, an increase of $6.0 million over the prior quarter. Combined net interest revenue and fee revenue increased $6.7 million. Net interest revenue increased $9.4 million, largely due to an increase in the spread on deposits sold to our Funds Management unit. Fees and commissions revenue decreased $2.6 million. Deposit service charges decreased $1.5 million from reduced consumer overdraft charges as expected from changes implemented in the fourth quarter. Mortgage banking revenue decreased $1.2 million due to reduced mortgage production volume combined with narrowing margins. Operating expense increased $1.3 million. Average loans increased $39 million or 2 percent to $1.7 billion. Average deposits decreased $196 million or 2 percent to $8.6 billion.

•Wealth Management contributed $41.6 million to net income in the fourth quarter of 2022, consistent with the third quarter of 2022. Our diverse set of investment-focused businesses, which include trading in fixed income securities and other financial instruments and providing wealth management services to institutional and private wealth clients, produced total net interest and fee revenues of $149.1 million, an increase of $2.4 million. Total revenue from institutional trading activities increased $2.7 million, primarily due to a higher volume of residential mortgage-backed securities trading activity. Other revenue decreased $2.3 million due to lower energy hedging in the fourth quarter. Operating expense increased $2.9 million, mainly due to increased volume-driven incentive compensation costs. Average loans increased $59 million or 3 percent to $2.2 billion. Average deposits decreased $110 million or 1 percent to $7.9 billion. Assets under management were $99.7 billion, an increase of $4.3 billion.

Annual 2022 Financial Highlights
(Unless indicated otherwise, all comparisons are to the prior year)
•Net income was $520.3 million or $7.68 per diluted share for the year ended December 31, 2022 and $618.1 million or $8.95 per diluted share for the year ended December 31, 2021.
•Net interest revenue totaled $1.2 billion, an increase of $93.3 million. Net interest margin was 2.98 percent compared to 2.60 percent. In response to rising inflation, the Federal Reserve increased the federal funds rate 425 basis points since the beginning of 2022. The resulting impact on market interest rates has increased net interest margin.
•Fees and commissions revenue decreased $11.1 million to $657.2 million. A $56.5 million decrease in mortgage banking revenue due to increasing mortgage interest rates and continued inventory shortages was largely offset by increased customer hedging, investment banking, and fiduciary and asset management revenues.
•The net cost of the changes in the fair value of mortgage servicing rights and related economic hedges was $12.5 million for the year ended December 31, 2022 compared to a net benefit of $21.0 million for the year ended December 31, 2021, due to increased market volatility throughout 2022.
•Other gains and losses, net, decreased $63.6 million due to sales of an alternative investment and repossessed assets in the prior year.
•Operating expense decreased $13.2 million to $1.2 billion. Personnel expense decreased $24.5 million, largely driven by lower incentive compensation expense, partially offset by an increase in regular compensation. Non-personnel expense increased $11.2 million, primarily related to additional business promotion fees and project-related data processing and communications and professional fees. These were partially offset by lower mortgage banking costs and expenses on repossessed assets.
•Period-end loans increased $2.4 billion to $22.6 billion at December 31, 2022. Of this increase, commercial loans increased $1.7 billion, commercial real estate loans increased $775 million, and loans to individuals grew by $146 million. Paycheck Protection Program loans decreased $262 million. Average outstanding loan balances were $21.3 billion, a $216 million decrease.
•We recorded a $30.0 million provision for expected credit losses in 2022, primarily due to strong growth in loans and loan commitments, partially offset by improvement in credit quality metrics. The uncertainty in our economic forecast increased and some key economic factors were less favorable to growth across all scenarios. A negative $100.0 million provision for expected credit losses was recorded in 2021. The combined allowance for credit losses totaled $297 million or 1.31 percent of outstanding loans at December 31, 2022. The combined allowance for credit losses was $289 million or 1.43 percent of outstanding loans at December 31, 2021.
•Average deposits decreased $70 million to $37.9 billion and period-end deposits decreased $6.8 billion to $34.5 billion. In the first half of the year, the majority of deposit outflows were driven by institutional clients moving to off-balance sheet alternatives seeking higher yields. Starting in the third quarter, deposit outflows were largely attributed to commercial clients redeploying capital. The fourth quarter also saw seasonal declines due to mortgage tax disbursements.

2022 Annual Segment Highlights
•Commercial Banking contributed $460.4 million to net income in 2022, an increase of $131.8 million compared to 2021. Combined net-interest revenue and fee revenue increased $215.5 million. Net interest revenue increased $208.7 million, primarily due to growth in average deposit balances and an increase in the spread on deposits sold to our Funds Management unit. Fees and commissions revenue increased $6.8 million as increases in customer hedging revenue and transaction card revenue were largely offset by a decline in other revenue. Operating expense increased $9.6 million, primarily due to incentive compensation costs. The prior year also included the sale of an alternative investment that resulted in a $31.1 million pre-tax gain, net of non-controlling interest. Net loans charged-off decreased $13.4 million. Average Commercial Banking loans increased $700 million or 4 percent to $17.6 billion. Average Commercial Banking deposits grew $664 million or 4 percent to $18.3 billion.
•Consumer Banking contributed $5.9 million to net income in 2022, a decrease of $21.8 million compared to the prior year. Combined net interest revenue and fee revenue increased $3.3 million. Net interest revenue increased $54.7 million, primarily due to an increase in the spread on deposits sold to our Funds Management unit. Fees and commissions revenue decreased $51.4 million, largely attributable to reduced mortgage production volume and margin compression. The net cost of the changes in fair value of mortgage servicing rights and related economic hedges was $12.5 million for the year ended December 31, 2022 compared to a net benefit of $21.0 million for the year ended December 31, 2021. Interest rate volatility affected the effectiveness of our mortgage servicing rights hedging strategy. Operating expense was consistent with the prior year. Average Consumer Banking loans decreased $81 million or 5 percent to $1.7 billion. Average Consumer Banking deposits increased $323 million or 4 percent to $8.8 billion.
•Wealth Management contributed $106.2 million to net income in 2022, a decrease of $7.1 million compared to 2021. Total Wealth Management revenue decreased $11.7 million. Total revenue from trading activities decreased $89.5 million compared to the year ended December 31, 2021, largely due to disruption in the fixed income markets due to economic uncertainty, primarily in the first quarter, combined with narrowing margins and lower trading volumes. This decrease was partially offset by an increase in the spread on deposits sold to our Funds Management unit. Fiduciary and asset management revenue also increased $18.0 million. Growth in mutual fund fees and decreased waivers were partially offset by lower trust fees and managed account fees due to market driven declines in assets under management or administration. Other revenue increased $26.7 million, largely due to higher derivative margin use fees. Operating expense decreased $8.5 million due to incentive compensation costs related to reduced trading activity. Average Wealth Management loans grew $185 million or 9 percent to $2.2 billion. Average Wealth Management deposits decreased $935 million or 10 percent to $8.5 billion. Average assets under management decreased $5.2 billion or 5 percent compared to the prior year.

(Unless indicated otherwise, comparisons are to the prior quarter)
Net Interest Revenue
Net interest revenue was $352.6 million for the fourth quarter of 2022, an increase of $36.3 million. The rapid increase in interest rates, combined with our strong loan growth and our asset sensitive position, drove a linked quarter increase in net interest revenue and a 30 basis point increase in net interest margin to 3.54 percent. In response to rising inflation, the Federal Reserve increased the federal funds rate 125 basis points in the fourth quarter bringing the year-to-date total rate increases to 425 basis points. The resulting impact on market interest rates has increased net interest margin as our earning assets, led by our significant percentage of variable-rate commercial loans, reprice at a higher rate and faster pace than our interest-bearing liabilities.
Average earning assets increased $757 million. Average loan balances increased $377 million, largely due to growth in commercial and commercial real estate loans. Average available for sale securities increased $648 million as we reposition our balance for the current rate environment. Average interest bearing cash and cash equivalents decreased $180 million while average trading securities decreased $91 million. Average interest-bearing deposits decreased $659 million as customers redeploy resources following the savings trend during the height of the pandemic. Average other borrowings increased $994 million while funds purchased and repurchase agreements increased $246 million.
The yield on average earning assets was 4.53 percent, up 82 basis points. The loan portfolio yield increased 110 basis points to 5.99 percent while the yield on trading securities was up 98 basis points to 3.70 percent. The yield on the available for sale securities portfolio increased 33 basis points to 2.54 percent. The yield on interest-bearing cash and cash equivalents increased 219 basis points to 4.06 percent.
Funding costs were 1.57 percent, an 81 basis point increase. The cost of interest-bearing deposits increased 59 basis points to 1.22 percent. The cost of other borrowings was up 175 basis points to 4.08 percent while the cost of funds purchased and repurchase agreements increased 133 basis points to 2.05 percent. The benefit to net interest margin from assets funded by non-interest liabilities was 58 basis points, an increase of 29 basis points.

Operating Revenue
Fees and commissions revenue totaled $193.6 million for the fourth quarter of 2022, relatively unchanged from the prior quarter.
Brokerage and trading revenue increased $2.0 million. Trading revenue grew $9.5 million, largely due to an increase in volume and higher margins on U.S. agency residential mortgage-backed securities trading activity driven by favorable market conditions and increased market volatility. A decline from heightened energy derivative activity in the third quarter led to a $4.7 million decrease in customer hedging revenue. Total investment banking revenue decreased $2.4 million, following record levels in the third quarter. Other revenue increased $1.6 million, largely due to higher revenue on repossessed assets while transaction card revenue grew $1.2 million along with a rise in seasonal transaction volumes.

Deposit service charges decreased $2.3 million. In the fourth quarter, we implemented changes to eliminate non-sufficient funds fees and reduce consumer overdraft fees. Mortgage banking revenue decreased $1.2 million with a reduction in mortgage production revenue partially offset by an increase in mortgage servicing revenue. Mortgage production volume decreased $119 million to $111 million as rising mortgage interest rates and continued inventory constraints place pressure on mortgage loan originations.
Other gains and losses, net, increased $7.4 million, primarily driven by the sale of a repossessed entity combined with a change in the value of deferred compensation investments, which are held to offset the cost of various employee benefit programs. We also recognized a $4.0 million loss on the sale of available for sale securities in the fourth quarter as we repositioned our balance sheet for the current rate environment.

Operating Expense
Total operating expense was $318.5 million for the fourth quarter of 2022, an increase of $23.7 million compared to the third quarter of 2022.
Personnel expense increased $16.1 million. Cash-based incentive compensation increased $9.9 million due to increased sales activity combined with a one-time incentive given to all employees in the fourth quarter. Deferred compensation expense, which is offset by deferred compensation investments in other revenue, increased $4.9 million.
Non-personnel expense was $132.0 million, up $7.6 million. A $4.3 million increase in professional fees and services and $1.3 million increase in data processing and communications expense was largely attributed to ongoing technology projects. The fourth quarter of 2022 also included a $2.5 million charitable donation to the BOKF Foundation as we continue to focus on the communities we serve.

Loans, Deposits and Capital
Loans
Outstanding loans were $22.6 billion at December 31, 2022, growing $767 million over September 30, 2022, largely due to growth in commercial and commercial real estate loans. Unfunded loan commitments were also up $839 million over the third quarter.
Outstanding commercial loan balances, which includes services, general business, energy, and healthcare loans, increased $591 million with strong growth in all categories.
Services sector loan balances increased $151 million to $3.4 billion or 15 percent of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, foundations and not-for-profit organizations, educational services and specialty trade contractors.
General business loans increased $368 million to $3.5 billion or 16 percent of total loans. General business loans include $2.1 billion of wholesale/retail loans and $1.4 billion of loans from other commercial industries.

Energy loan balances increased $53 million to $3.4 billion or 15 percent of total loans. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 72 percent of committed production loans are secured by properties primarily producing oil. The remaining 28 percent is secured by properties primarily producing natural gas. Unfunded energy loan commitments were $3.8 billion at December 31, 2022, an increase of $334 million over September 30, 2022.
Healthcare sector loan balances increased $18 million, totaling $3.8 billion or 17 percent of total loans. Our healthcare sector loans primarily consist of $3.2 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally, we loan to borrowers with a portfolio of multiple facilities, which serves to help diversify risks specific to a single facility.
Commercial real estate loan balances grew $133 million and represent 20 percent of total loans. Loans secured by industrial facilities increased $118 million to $1.2 billion. Loans secured by multifamily residential properties increased $86 million to 1.2 billion. This growth was partially offset by a $33 million decrease in loans secured by office buildings and $27 million decrease in other real estate loans. Unfunded commercial real estate loan commitments were $3.1 billion at December 31, 2022, an increase of $144 million over September 30, 2022.
Loans to individuals increased $49 million and represent 17 percent of total loans. Total residential mortgage loans increased $22 million while personal loans increased $27 million.
Liquidity and Capital
Our funding sources, which primarily include deposits and borrowings from the Federal Home Loan Banks, provide adequate liquidity to meet our needs. The loan to deposit ratio was 65 percent at December 31, 2022 providing significant on-balance sheet liquidity to meet future loan demand and contractual obligations.
Period-end deposits totaled $34.5 billion at December 31, 2022, a $1.9 billion decrease, largely due to commercial clients redeploying capital following the savings trend during the pandemic combined with seasonal mortgage tax disbursements. Demand deposits decreased $1.6 billion while interest-bearing transaction account balances decreased $341 million. Period-end Commercial Banking deposits decreased $1.4 billion, Consumer Banking deposits declined $354 million, and Wealth Management deposits were largely unchanged. Average deposits were $35.5 billion at December 31, 2022, a $1.6 billion decrease. Average demand deposit account balances decreased $929 million and average interest-bearing transaction account balances decreased $658 million.
The company's common equity Tier 1 capital ratio was 11.69 percent at December 31, 2022. In addition, the company's Tier 1 capital ratio was 11.71 percent, total capital ratio was 12.67 percent, and leverage ratio was 9.91 percent at December 31, 2022. At the beginning of 2020, we elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period. This election added 8 basis points to the company's common equity tier 1 capital ratio at December 31, 2022. At September 30, 2022, the company's common equity Tier 1 capital ratio was 11.80 percent, Tier 1 capital ratio was 11.82 percent, total capital ratio was 12.81 percent, and leverage ratio was 9.76 percent.

The company's tangible common equity ratio, a non-GAAP measure, was 7.63 percent at December 31, 2022 and 7.96 percent at September 30, 2022. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. The company has elected to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital for regulatory capital purposes, consistent with the treatment under the previous capital rules.
The company repurchased 314,406 shares of common stock at an average price of $103.14 a share in the fourth quarter of 2022. The company repurchased a total of 1,632,401 shares of common stock at an average price of $94.88 a share in 2022. We view share buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
Expected credit losses on assets carried at amortized cost are recognized over their projected lives based on models that measure the probability of default and loss given default over a 12-month reasonable and supportable forecast period. Our models incorporate base case, downside and upside macroeconomic variables such as real gross domestic product ("GDP") growth, civilian unemployment rates and West Texas Intermediate ("WTI") oil prices on a probability weighted basis.
A $15.0 million provision for credit losses was necessary for the fourth quarter of 2022, primarily related to strong growth in loans and unfunded commitments during the quarter. The level of uncertainty in the economic outlook of our reasonable and supportable forecast remained high, and key economic factors were slightly less favorable to economic growth across all scenarios.
The probability weighting of our base case reasonable and supportable forecast remained at 50 percent in the fourth quarter of 2022 as the level of uncertainty in economic forecasts remained high. Our base case reasonable and supportable forecast assumes inflation continues to improve from the peak experienced in the third quarter of 2022 and slowly normalizes. We expect the impact of the Russian-Ukraine conflict remains isolated. Inflation pressures cause modest declines in real household income compared to pre-pandemic levels, resulting in below-trend GDP growth. GDP is projected to grow by 0.9 percent over the next twelve months. Job openings revert to more normalized levels and overall hiring levels decline, causing the national unemployment rate to modestly increase over the next four quarters. Our forecasted civilian unemployment rate is 3.9 percent for the first quarter of 2023, increasing to 4.1 percent by the fourth quarter of 2023. Our base case also assumes the Federal Reserve increases the federal funds rate twice in the first quarter of 2023, resulting in a target range of 4.75 percent to 5.00 percent. No additional rate increases in 2023 are anticipated. WTI oil prices are projected to generally follow the NYMEX forward curve that existed at the end of December 2022, averaging $75.05 per barrel over the next twelve months.
Our downside case, probability weighted at 40 percent, assumes that inflation moderates slightly from the peak experienced in the third quarter of 2022, but remains elevated through the forecast horizon ending 2023 at 5.0 percent. Higher levels of inflation force the Federal Reserve to adopt a more aggressive monetary policy as compared to the base case scenario. This results in a federal funds target range of 5.75 percent to 6.00 percent by December 2023. The United States economy is pushed into a recession, with a contraction in economic activity and a sharp increase in the unemployment rate from 4.8 percent in the first quarter of 2023 to 6.0 percent in the fourth quarter of 2023. In this scenario, real GDP is expected to contract 1.3 percent over the next four quarters. WTI oil prices are projected to average $65.87 per barrel over the next twelve months, peaking at $70.78 in the first quarter of 2023 and falling 15 percent over the following three quarters.

Nonperforming assets totaled $300 million or 1.33 percent of outstanding loans and repossessed assets at December 31, 2022, compared to $336 million or 1.54 percent at September 30, 2022. Excluding loans guaranteed by U.S. government agencies, nonperforming assets totaled $121 million or 0.54 percent of outstanding loans and repossessed assets at December 31, 2022, compared to $144 million or 0.67 percent at September 30, 2022.
Nonaccruing loans were $122 million or 0.54 percent of outstanding loans at December 31, 2022. Nonaccruing commercial loans totaled $60 million or 0.42 percent of outstanding commercial loans. Nonaccruing commercial real estate loans totaled $17 million or 0.36 percent of outstanding commercial real estate loans. Nonaccruing loans to individuals totaled $45 million or 1.20 percent of outstanding loans to individuals.
Nonaccruing loans decreased $9.0 million compared to September 30, 2022, primarily related to nonaccruing services, energy and loans to individuals, partially offset by an increase in nonaccruing commercial real estate loans. New nonaccruing loans identified in the fourth quarter totaled $32 million, offset by $9.1 million in payments received.
Potential problem loans, which are defined as performing loans that, based on known information, cause management concern as to the borrowers' ability to continue to perform, totaled $94 million at December 31, 2022, compared to $95 million at September 30, 2022. A decrease in potential problem services, energy and general business loans was offset by an increase in healthcare and commercial real estate potential problem loans.
At December 31, 2022, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $297 million or 1.31 percent of outstanding loans and 278 percent of nonaccruing loans. The allowance for loan losses totaled $236 million or 1.04 percent of outstanding loans and 221 percent of nonaccruing loans. At September 30, 2022, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $298 million or 1.37 percent of outstanding loans and 262 percent of nonaccruing loans. The allowance for loan losses was $242 million or 1.11 percent of outstanding loans and 212 percent of nonaccruing loans. The allowance to nonaccruing loan percentages referenced above omit residential mortgage loans guaranteed by U.S. government agencies.
Gross charge-offs were $17.8 million for the fourth quarter compared to $1.8 million for the third quarter of 2022. Gross charge-offs for the fourth quarter were primarily related to a single services borrower. Recoveries totaled $2.3 million for the fourth quarter of 2022 and $1.3 million for the prior quarter. Net charge-offs were $15.5 million or 0.28 percent of average loans on an annualized basis in the fourth quarter compared to net charge-offs of $457 thousand or 0.01 percent of average loans on an annualized basis in the third quarter. Net charge-offs were 0.10 percent of average loans over the last four quarters.

Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $11.5 billion at December 31, 2022, a $1.5 billion increase compared to September 30, 2022. At December 31, 2022, the available for sale securities portfolio consisted primarily of $5.8 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $4.5 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At December 31, 2022, the available for sale securities portfolio had a net unrealized loss of $866 million compared to $936 million at September 30, 2022.

We hold an inventory of trading securities in support of sales to a variety of customers. At December 31, 2022, the trading securities portfolio totaled $4.5 billion compared to $2.2 billion at September 30, 2022.
The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities increased $263 million to $297 million at December 31, 2022.
Derivative contracts are carried at fair value. At December 31, 2022, the net fair values of derivative contracts, before consideration of cash margin, reported as assets under our customer derivative programs totaled $1.0 billion compared to $1.5 billion at September 30, 2022. The aggregate net fair value of derivative contracts, before consideration of cash margin, held under these programs reported as liabilities totaled $1.0 billion at December 31, 2022 and $1.5 billion at September 30, 2022.
The net cost of the changes in the fair value of mortgage servicing rights and related economic hedges was $1.2 million during the fourth quarter of 2022, including a $2.9 million decrease in the fair value of mortgage servicing rights, $1.8 million increase in the fair value of securities and derivative contracts held as an economic hedge, and $118 thousand of related net interest expense.

Conference Call and Webcast
The company will hold a conference call at 9 a.m. Central time on Wednesday, January 25, 2023 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-201-689-8471. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-877-407-4018 and referencing conference ID # 13735343.

About BOK Financial Corporation
BOK Financial Corporation is a $48 billion regional financial services company headquartered in Tulsa, Oklahoma with $100 billion in assets under management or administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc., BOK Financial Private Wealth, Inc. and BOK Financial Insurance, Inc. BOKF, NA's holdings include TransFund, Cavanal Hill Investment Management, Inc. and BOK Financial Asset Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Wisconsin and Connecticut. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of December 31, 2022 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry, the economy generally and the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, and others, on our business, financial condition and results of operations. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, consumer or business responses to, and ability to treat or prevent further outbreak of the COVID-19 pandemic, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

                                                Exhibit 99.1(b)

BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Dec. 31, 2022	Sep. 30, 2022
ASSETS
Cash and due from banks	$943,810	$804,110
Interest-bearing cash and cash equivalents	457,906	804,799
Trading securities	4,464,161	2,194,618
Investment securities, net of allowance	2,513,687	2,572,360
Available for sale securities	11,493,860	10,040,894
Fair value option securities	296,590	33,966
Restricted equity securities	299,651	100,356
Residential mortgage loans held for sale	75,272	148,121
Loans:
Commercial	14,198,187	13,607,686
Commercial real estate	4,606,777	4,473,911
Paycheck protection program	14,312	20,233
Loans to individuals	3,737,874	3,688,627
Total loans	22,557,150	21,790,457
Allowance for loan losses	(235,704)	(241,768)
Loans, net of allowance	22,321,446	21,548,689
Premises and equipment, net	565,175	569,379
Receivables	273,815	200,343
Goodwill	1,044,749	1,044,749
Intangible assets, net	76,131	79,833
Mortgage servicing rights	277,608	283,806
Real estate and other repossessed assets, net	14,304	29,676
Derivative contracts, net	880,343	1,693,742
Cash surrender value of bank-owned life insurance	406,751	407,722
Receivable on unsettled securities sales	31,004	49,089
Other assets	1,354,379	1,039,194
TOTAL ASSETS	$47,790,642	$43,645,446

LIABILITIES AND EQUITY
Deposits:
Demand	$13,395,337	$14,985,115
Interest-bearing transaction	18,659,115	19,000,023
Savings	964,411	971,634
Time	1,461,842	1,459,143
Total deposits	34,480,705	36,415,915
Funds purchased and repurchase agreements	2,270,377	626,952
Other borrowings	4,736,908	234,933
Subordinated debentures	131,205	131,168
Accrued interest, taxes and expense	296,870	212,342
Due on unsettled securities purchases	147,470	205,388
Derivative contracts, net	554,900	821,275
Other liabilities	484,849	483,165
TOTAL LIABILITIES	43,103,284	39,131,138
Shareholders' equity:
Capital, surplus and retained earnings	5,519,604	5,414,879
Accumulated other comprehensive loss	(836,955)	(904,945)
TOTAL SHAREHOLDERS' EQUITY	4,682,649	4,509,934
Non-controlling interests	4,709	4,374
TOTAL EQUITY	4,687,358	4,514,308
TOTAL LIABILITIES AND EQUITY	$47,790,642	$43,645,446

AVERAGE BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Three Months Ended
	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021
ASSETS
Interest-bearing cash and cash equivalents	$568,307	$748,263	$843,619	$1,050,409	$1,208,552
Trading securities	3,086,985	3,178,068	4,166,954	8,537,390	9,260,778
Investment securities, net of allowance	2,535,305	2,593,989	610,983	195,198	213,188
Available for sale securities	10,953,851	10,306,257	12,258,072	13,092,422	13,247,607
Fair value option securities	92,012	36,846	54,832	75,539	46,458
Restricted equity securities	216,673	173,656	167,732	164,484	137,874
Residential mortgage loans held for sale	98,613	132,685	148,183	179,697	163,433
Loans:
Commercial	13,827,517	13,481,961	13,382,176	12,677,706	12,401,935
Commercial real estate	4,488,091	4,434,650	4,061,129	4,059,148	3,838,336
Paycheck protection program	18,822	26,364	90,312	210,110	404,261
Loans to individuals	3,641,574	3,656,257	3,524,097	3,516,698	3,598,121
Total loans	21,976,004	21,599,232	21,057,714	20,463,662	20,242,653
Allowance for loan losses	(242,450)	(241,136)	(246,064)	(254,191)	(271,794)
Loans, net of allowance	21,733,554	21,358,096	20,811,650	20,209,471	19,970,859
Total earning assets	39,285,300	38,527,860	39,062,025	43,504,610	44,248,749
Cash and due from banks	865,796	821,801	822,599	790,440	783,670
Derivative contracts, net	1,239,717	2,019,905	3,051,429	2,126,282	1,441,869
Cash surrender value of bank-owned life insurance	406,826	410,667	408,489	406,379	404,149
Receivable on unsettled securities sales	194,996	219,113	457,165	375,616	585,901
Other assets	3,216,983	3,119,856	3,486,691	3,357,747	3,139,718
TOTAL ASSETS	$45,209,618	$45,119,202	$47,288,398	$50,561,074	$50,604,056

LIABILITIES AND EQUITY
Deposits:
Demand	$14,176,189	$15,105,305	$15,202,597	$15,062,282	$14,818,841
Interest-bearing transaction	18,898,315	19,556,806	21,037,294	22,763,479	22,326,401
Savings	969,275	978,596	981,493	947,407	909,131
Time	1,417,606	1,409,069	1,373,036	1,589,039	1,747,715
Total deposits	35,461,385	37,049,776	38,594,420	40,362,207	39,802,088
Funds purchased and repurchase agreements	1,046,447	800,759	1,224,134	2,004,466	2,893,128
Other borrowings	2,523,195	1,528,887	1,301,358	1,148,440	880,837
Subordinated debentures	131,180	131,199	131,219	131,228	131,224
Derivative contracts, net	445,105	105,221	535,574	682,435	320,757
Due on unsettled securities purchases	575,957	331,428	380,332	519,097	629,642
Other liabilities	408,029	396,510	389,031	565,350	578,091
TOTAL LIABILITIES	40,591,298	40,343,780	42,556,068	45,413,223	45,235,767
Total equity	4,618,320	4,775,422	4,732,330	5,147,851	5,368,289
TOTAL LIABILITIES AND EQUITY	$45,209,618	$45,119,202	$47,288,398	$50,561,074	$50,604,056

STATEMENTS OF EARNINGS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

Interest revenue	$451,606	$292,334	$1,392,102	$1,179,929
Interest expense	98,980	15,257	180,722	61,896
Net interest revenue	352,626	277,077	1,211,380	1,118,033
Provision for credit losses	15,000	(17,000)	30,000	(100,000)
Net interest revenue after provision for credit losses	337,626	294,077	1,181,380	1,218,033
Other operating revenue:
Brokerage and trading revenue	63,008	14,869	140,978	112,989
Transaction card revenue	27,136	24,998	104,266	96,983
Fiduciary and asset management revenue	49,899	46,872	196,326	178,274
Deposit service charges and fees	26,429	26,718	110,636	104,217
Mortgage banking revenue	10,065	21,278	49,365	105,896
Other revenue	17,034	11,586	55,642	69,950
Total fees and commissions	193,571	146,321	657,213	668,309
Other gains, net	8,427	6,081	123	63,742
Gain (loss) on derivatives, net	4,548	(4,788)	(73,011)	(19,378)
Gain (loss) on fair value option securities, net	(2,568)	1,418	(20,358)	(2,239)
Change in fair value of mortgage servicing rights	(2,904)	7,859	80,261	41,637
Gain (loss) on available for sale securities, net	(3,988)	552	(971)	3,704
Total other operating revenue	197,086	157,443	643,257	755,775
Other operating expense:
Personnel	186,419	174,474	670,918	695,382
Business promotion	7,470	6,452	26,435	16,289
Charitable contributions to BOKF Foundation	2,500	5,000	2,500	9,000
Professional fees and services	18,365	14,129	56,342	50,906
Net occupancy and equipment	29,227	26,897	116,867	108,587
Insurance	4,677	3,889	17,994	15,881
Data processing and communications	43,048	39,358	165,907	151,614
Printing, postage and supplies	3,890	2,935	15,857	14,218
Amortization of intangible assets	3,736	4,438	15,692	18,311
Mortgage banking costs	9,016	8,667	35,834	42,698
Other expense	10,108	13,256	40,134	54,822
Total other operating expense	318,456	299,495	1,164,480	1,177,708

Net income before taxes	216,256	152,025	660,157	796,100
Federal and state income taxes	47,864	34,836	139,864	179,775

Net income	168,392	117,189	520,293	616,325
Net income (loss) attributable to non-controlling interests	(37)	(129)	20	(1,796)
Net income attributable to BOK Financial Corporation shareholders	$168,429	$117,318	$520,273	$618,121

Average shares outstanding:
Basic	66,627,955	68,069,160	67,212,728	68,591,920
Diluted	66,627,955	68,070,910	67,212,735	68,594,322

Net income per share:
Basic	$2.51	$1.71	$7.68	$8.95
Diluted	$2.51	$1.71	$7.68	$8.95

FINANCIAL HIGHLIGHTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and share data)

	Three Months Ended
	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021
Capital:
Period-end shareholders' equity	$4,682,649	$4,509,934	$4,737,339	$4,849,582	$5,363,732
Risk weighted assets	$38,142,231	$36,866,994	$36,787,092	$37,160,258	$34,575,277
Risk-based capital ratios:
Common equity tier 1	11.69%	11.80%	11.61%	11.30%	12.24%
Tier 1	11.71%	11.82%	11.63%	11.31%	12.25%
Total capital	12.67%	12.81%	12.59%	12.25%	13.29%
Leverage ratio	9.91%	9.76%	9.12%	8.47%	8.55%
Tangible common equity ratio[1]	7.63%	7.96%	8.16%	8.13%	8.61%

Common stock:
Book value per share	$69.93	$67.06	$69.87	$71.21	$78.34
Tangible book value per share	$53.19	$50.34	$53.22	$54.58	$61.74
Market value per share:
High	$110.28	$95.51	$94.76	$119.59	$110.21
Low	$88.46	$69.82	$74.03	$93.76	$89.01
Cash dividends paid	$36,188	$35,661	$35,892	$36,093	$36,256
Dividend payout ratio	21.49%	22.79%	27.02%	57.76%	30.90%
Shares outstanding, net	66,958,634	67,254,383	67,806,005	68,104,043	68,467,772
Stock buy-back program:
Shares repurchased	314,406	548,034	294,084	475,877	128,522
Amount	$32,429	$49,980	$24,404	$48,074	$13,426
Average price per share	$103.14	$91.20	$82.98	$101.02	$104.46

Performance ratios (quarter annualized):
Return on average assets	1.48%	1.38%	1.13%	0.50%	0.92%
Return on average equity	14.48%	13.01%	11.27%	4.93%	8.68%
Net interest margin	3.54%	3.24%	2.76%	2.44%	2.52%
Efficiency ratio	57.87%	57.35%	60.65%	75.07%	70.14%

Reconciliation of non-GAAP measures:
[1] Tangible common equity ratio:
Total shareholders' equity	$4,682,649	$4,509,934	$4,737,339	$4,849,582	$5,363,732
Less: Goodwill and intangible assets, net	1,120,880	1,124,582	1,128,493	1,132,510	1,136,527
Tangible common equity	$3,561,769	$3,385,352	$3,608,846	$3,717,072	$4,227,205

Total assets	$47,790,642	$43,645,446	$45,377,072	$46,826,507	$50,249,431
Less: Goodwill and intangible assets, net	1,120,880	1,124,582	1,128,493	1,132,510	1,136,527
Tangible assets	$46,669,762	$42,520,864	$44,248,579	$45,693,997	$49,112,904

Tangible common equity ratio	7.63%	7.96%	8.16%	8.13%	8.61%

	Three Months Ended
	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021
Pre-provision net revenue:
Net income before taxes	$216,256	$196,272	$168,980	$78,649	$152,025
Provision for expected credit losses	15,000	15,000	—	—	(17,000)
Net income (loss) attributable to non-controlling interests	(37)	81	12	(36)	(129)
Pre-provision net revenue	$231,293	$211,191	$168,968	$78,685	$135,154

Other data:
Tax equivalent interest	$2,287	$2,163	$2,040	$1,973	$2,104
Net unrealized gain (loss) on available for sale securities	$(865,553)	$(935,788)	$(522,812)	$(546,598)	$93,381

Mortgage banking:
Mortgage production revenue	$(3,983)	$(2,406)	$(504)	$5,055	$10,018

Mortgage loans funded for sale	$141,090	$260,210	$360,237	$418,866	$568,507
Add: current period-end outstanding commitments	45,492	75,779	106,004	160,260	171,412
Less: prior period end outstanding commitments	75,779	106,004	160,260	171,412	239,066
Total mortgage production volume	$110,803	$229,985	$305,981	$407,714	$500,853

Mortgage loan refinances to mortgage loans funded for sale	10%	10%	19%	45%	51%
Realized margin on funded mortgage loans	(1.10)%	(0.41)%	0.88%	1.64%	2.34%
Production revenue as a percentage of production volume	(3.59)%	(1.05)%	(0.16)%	1.24%	2.00%

Mortgage servicing revenue	$14,048	$13,688	$11,872	$11,595	$11,260
Average outstanding principal balance of mortgage loans serviced for others	18,923,078	19,070,221	17,336,596	16,155,329	15,930,480
Average mortgage servicing revenue rates	0.29%	0.28%	0.27%	0.29%	0.28%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$4,373	$(17,027)	$(13,639)	$(46,694)	$(4,862)
Gain (loss) on fair value option securities, net	(2,568)	(4,368)	(2,221)	(11,201)	1,418
Gain (loss) on economic hedge of mortgage servicing rights	1,805	(21,395)	(15,860)	(57,895)	(3,444)
Gain (loss) on changes in fair value of mortgage servicing rights	(2,904)	16,570	17,485	49,110	7,859
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	(1,099)	(4,825)	1,625	(8,785)	4,415
Net interest revenue on fair value option securities[2]	(118)	29	275	383	259
Total economic benefit (cost) of changes in the fair value of mortgage servicing rights, net of economic hedges	$(1,217)	$(4,796)	$1,900	$(8,402)	$4,674
2     Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

QUARTERLY EARNINGS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and per share data)

	Three Months Ended
	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021

Interest revenue	$451,606	$363,150	$294,247	$283,099	$292,334
Interest expense	98,980	46,825	20,229	14,688	15,257
Net interest revenue	352,626	316,325	274,018	268,411	277,077
Provision for credit losses	15,000	15,000	—	—	(17,000)
Net interest revenue after provision for credit losses	337,626	301,325	274,018	268,411	294,077
Other operating revenue:
Brokerage and trading revenue	63,008	61,006	44,043	(27,079)	14,869
Transaction card revenue	27,136	25,974	26,940	24,216	24,998
Fiduciary and asset management revenue	49,899	50,190	49,838	46,399	46,872
Deposit service charges and fees	26,429	28,703	28,500	27,004	26,718
Mortgage banking revenue	10,065	11,282	11,368	16,650	21,278
Other revenue	17,034	15,479	12,684	10,445	11,586
Total fees and commissions	193,571	192,634	173,373	97,635	146,321
Other gains (losses), net	8,427	979	(7,639)	(1,644)	6,081
Gain (loss) on derivatives, net	4,548	(17,009)	(13,569)	(46,981)	(4,788)
Gain (loss) on fair value option securities, net	(2,568)	(4,368)	(2,221)	(11,201)	1,418
Change in fair value of mortgage servicing rights	(2,904)	16,570	17,485	49,110	7,859
Gain (loss) on available for sale securities, net	(3,988)	892	1,188	937	552
Total other operating revenue	197,086	189,698	168,617	87,856	157,443
Other operating expense:
Personnel	186,419	170,348	154,923	159,228	174,474
Business promotion	7,470	6,127	6,325	6,513	6,452
Charitable contributions to BOKF Foundation	2,500	—	—	—	5,000
Professional fees and services	18,365	14,089	12,475	11,413	14,129
Net occupancy and equipment	29,227	29,296	27,489	30,855	26,897
Insurance	4,677	4,306	4,728	4,283	3,889
Data processing and communications	43,048	41,743	41,280	39,836	39,358
Printing, postage and supplies	3,890	4,349	3,929	3,689	2,935
Amortization of intangible assets	3,736	3,943	4,049	3,964	4,438
Mortgage banking costs	9,016	9,504	9,437	7,877	8,667
Other expense	10,108	11,046	9,020	9,960	13,256
Total other operating expense	318,456	294,751	273,655	277,618	299,495
Net income before taxes	216,256	196,272	168,980	78,649	152,025
Federal and state income taxes	47,864	39,681	36,122	16,197	34,836
Net income	168,392	156,591	132,858	62,452	117,189
Net income (loss) attributable to non-controlling interests	(37)	81	12	(36)	(129)
Net income attributable to BOK Financial Corporation shareholders	$168,429	$156,510	$132,846	$62,488	$117,318

Average shares outstanding:
Basic	66,627,955	67,003,199	67,453,748	67,812,400	68,069,160
Diluted	66,627,955	67,004,623	67,455,172	67,813,851	68,070,910
Net income per share:
Basic	$2.51	$2.32	$1.96	$0.91	$1.71
Diluted	$2.51	$2.32	$1.96	$0.91	$1.71

LOANS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021
Commercial:
Healthcare	$3,845,017	$3,826,623	$3,696,963	$3,441,732	$3,414,940
Energy	3,424,790	3,371,588	3,393,072	3,197,667	3,006,884
Services	3,431,521	3,280,925	3,421,493	3,351,495	3,367,193
General business	3,496,859	3,128,550	3,067,169	2,892,295	2,717,448
Total commercial	14,198,187	13,607,686	13,578,697	12,883,189	12,506,465

Commercial real estate:
Industrial	1,221,501	1,103,905	953,626	911,928	766,125
Multifamily	1,212,883	1,126,700	878,565	867,288	786,404
Office	1,053,331	1,086,615	1,100,115	1,097,516	1,040,963
Retail	620,518	635,021	637,304	667,561	679,917
Residential construction and land development	95,684	91,690	111,575	120,506	120,016
Other commercial real estate	402,860	429,980	424,963	436,157	437,900
Total commercial real estate	4,606,777	4,473,911	4,106,148	4,100,956	3,831,325

Paycheck protection program	14,312	20,233	43,140	137,365	276,341

Loans to individuals:
Residential mortgage	1,890,784	1,851,836	1,784,729	1,723,506	1,722,170
Residential mortgages guaranteed by U.S. government agencies	245,940	262,466	293,838	322,581	354,173
Personal	1,601,150	1,574,325	1,484,596	1,506,832	1,515,206
Total loans to individuals	3,737,874	3,688,627	3,563,163	3,552,919	3,591,549

Total	$22,557,150	$21,790,457	$21,291,148	$20,674,429	$20,205,680

LOANS MANAGED BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021

Texas:
Commercial	$6,869,979	$6,632,610	$6,631,658	$6,254,883	$6,068,700
Commercial real estate	1,555,508	1,448,590	1,339,452	1,345,105	1,253,439
Paycheck protection program	8,639	12,280	14,040	31,242	81,654
Loans to individuals	982,700	970,459	934,856	957,320	942,982
Total Texas	9,416,826	9,063,939	8,920,006	8,588,550	8,346,775

Oklahoma:
Commercial	3,379,468	3,104,037	3,125,764	2,883,663	2,633,014
Commercial real estate	582,109	608,856	576,458	552,310	546,021
Paycheck protection program	3,109	4,571	13,329	52,867	69,817
Loans to individuals	2,077,124	2,054,362	1,982,247	1,977,886	2,024,404
Total Oklahoma	6,041,810	5,771,826	5,697,798	5,466,726	5,273,256

Colorado:
Commercial	2,147,969	2,115,883	2,074,455	1,977,773	1,936,149
Commercial real estate	613,912	565,057	473,231	480,740	470,937
Paycheck protection program	1,230	1,298	8,233	28,584	82,781
Loans to individuals	241,902	237,981	234,105	236,125	256,533
Total Colorado	3,005,013	2,920,219	2,790,024	2,723,222	2,746,400

Arizona:
Commercial	1,123,569	1,101,917	1,080,228	1,074,551	1,130,798
Commercial real estate	860,947	850,319	766,767	719,970	674,309
Paycheck protection program	720	1,083	5,173	11,644	21,594
Loans to individuals	229,872	225,981	212,870	190,746	186,528
Total Arizona	2,215,108	2,179,300	2,065,038	1,996,911	2,013,229

Kansas/Missouri:
Commercial	310,715	307,446	338,337	334,371	338,697
Commercial real estate	479,968	466,955	458,157	436,740	382,761
Paycheck protection program	—	10	573	2,595	4,718
Loans to individuals	131,307	125,039	125,584	121,247	110,889
Total Kansas/Missouri	921,990	899,450	922,651	894,953	837,065

New Mexico:
Commercial	262,735	257,763	252,033	262,533	306,964
Commercial real estate	417,008	426,367	431,606	504,632	442,128
Paycheck protection program	614	991	1,792	9,713	13,510
Loans to individuals	67,163	68,095	67,026	63,299	63,930
Total New Mexico	747,520	753,216	752,457	840,177	826,532

Arkansas:
Commercial	103,752	88,030	76,222	95,415	92,143
Commercial real estate	97,325	107,767	60,477	61,459	61,730
Paycheck protection program	—	—	—	720	2,267
Loans to individuals	7,806	6,710	6,475	6,296	6,283
Total Arkansas	208,883	202,507	143,174	163,890	162,423

TOTAL BOK FINANCIAL	$22,557,150	$21,790,457	$21,291,148	$20,674,429	$20,205,680
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021
Oklahoma:
Demand	$4,585,963	$5,143,405	$5,422,593	$5,205,806	$5,433,405
Interest-bearing:
Transaction	9,475,528	9,619,419	10,240,378	11,410,709	12,689,367
Savings	555,407	558,256	561,413	558,634	521,439
Time	794,002	776,306	678,127	817,744	978,822
Total interest-bearing	10,824,937	10,953,981	11,479,918	12,787,087	14,189,628
Total Oklahoma	15,410,900	16,097,386	16,902,511	17,992,893	19,623,033

Texas:
Demand	3,873,759	4,609,255	4,670,535	4,552,001	4,552,983
Interest-bearing:
Transaction	4,878,482	4,781,920	5,344,326	4,963,118	5,345,461
Savings	178,356	179,049	183,708	182,536	178,458
Time	356,538	343,015	333,038	329,931	337,559
Total interest-bearing	5,413,376	5,303,984	5,861,072	5,475,585	5,861,478
Total Texas	9,287,135	9,913,239	10,531,607	10,027,586	10,414,461

Colorado:
Demand	2,462,891	2,510,179	2,799,798	2,673,352	2,526,855
Interest-bearing:
Transaction	2,123,218	2,221,796	2,277,563	2,387,304	2,334,371
Savings	77,961	80,542	82,976	81,762	78,636
Time	135,043	151,064	160,795	165,401	174,351
Total interest-bearing	2,336,222	2,453,402	2,521,334	2,634,467	2,587,358
Total Colorado	4,799,113	4,963,581	5,321,132	5,307,819	5,114,213

New Mexico:
Demand	1,141,958	1,296,410	1,347,600	1,271,264	1,196,057
Interest-bearing:
Transaction	691,915	717,492	845,442	888,257	858,394
Savings	112,430	113,056	115,660	115,457	107,963
Time	133,625	142,856	148,532	156,140	163,871
Total interest-bearing	937,970	973,404	1,109,634	1,159,854	1,130,228
Total New Mexico	2,079,928	2,269,814	2,457,234	2,431,118	2,326,285

Arizona:
Demand	844,327	903,296	901,543	947,775	934,282
Interest-bearing:
Transaction	739,628	788,142	792,269	810,896	834,491
Savings	16,496	18,258	17,999	18,122	16,182
Time	24,846	26,704	28,774	27,259	31,274
Total interest-bearing	780,970	833,104	839,042	856,277	881,947
Total Arizona	1,625,297	1,736,400	1,740,585	1,804,052	1,816,229

	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021
Kansas/Missouri:
Demand	436,259	479,459	537,143	553,345	658,342
Interest-bearing:
Transaction	694,163	747,981	913,921	1,107,525	1,086,946
Savings	20,678	19,375	19,943	19,589	18,844
Time	12,963	13,258	13,962	11,527	12,255
Total interest-bearing	727,804	780,614	947,826	1,138,641	1,118,045
Total Kansas/Missouri	1,164,063	1,260,073	1,484,969	1,691,986	1,776,387

Arkansas:
Demand	50,180	43,111	41,084	38,798	42,499
Interest-bearing:
Transaction	56,181	123,273	130,300	122,020	119,543
Savings	3,083	3,098	3,125	3,265	3,213
Time	4,825	5,940	6,371	6,414	6,196
Total interest-bearing	64,089	132,311	139,796	131,699	128,952
Total Arkansas	114,269	175,422	180,880	170,497	171,451

TOTAL BOK FINANCIAL	$34,480,705	$36,415,915	$38,618,918	$39,425,951	$41,242,059

NET INTEREST MARGIN TREND -- UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended
	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021

TAX-EQUIVALENT ASSETS YIELDS
Interest-bearing cash and cash equivalents	4.06%	1.87%	0.83%	0.18%	0.16%
Trading securities	3.70%	2.72%	2.00%	1.71%	1.89%
Investment securities, net of allowance	1.46%	1.42%	2.35%	5.07%	4.99%
Available for sale securities	2.54%	2.21%	1.84%	1.77%	1.72%
Fair value option securities	4.40%	2.98%	2.92%	2.81%	2.71%
Restricted equity securities	5.70%	6.23%	3.30%	2.69%	2.98%
Residential mortgage loans held for sale	5.56%	5.05%	4.22%	3.11%	3.06%
Loans	5.99%	4.89%	3.92%	3.57%	3.70%
Allowance for loan losses
Loans, net of allowance	6.06%	4.94%	3.96%	3.61%	3.75%
Total tax-equivalent yield on earning assets	4.53%	3.71%	2.96%	2.58%	2.66%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	1.28%	0.63%	0.22%	0.10%	0.09%
Savings	0.08%	0.05%	0.03%	0.03%	0.04%
Time	1.25%	0.93%	0.68%	0.56%	0.53%
Total interest-bearing deposits	1.22%	0.63%	0.24%	0.12%	0.12%
Funds purchased and repurchase agreements	2.05%	0.72%	0.53%	0.95%	0.73%
Other borrowings	4.08%	2.33%	1.01%	0.38%	0.49%
Subordinated debt	6.16%	5.07%	4.50%	4.02%	4.02%
Total cost of interest-bearing liabilities	1.57%	0.76%	0.31%	0.21%	0.21%
Tax-equivalent net interest revenue spread	2.96%	2.95%	2.65%	2.37%	2.45%
Effect of noninterest-bearing funding sources and other	0.58%	0.29%	0.11%	0.07%	0.07%
Tax-equivalent net interest margin	3.54%	3.24%	2.76%	2.44%	2.52%

Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

CREDIT QUALITY INDICATORS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended
	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021
Nonperforming assets:
Nonaccruing loans:
Commercial:
Healthcare	$41,034	$41,438	$14,886	$15,076	$15,762
Services	16,228	27,315	15,259	16,535	17,170
Energy	1,399	4,164	20,924	24,976	31,091
General business	1,636	2,753	3,539	3,750	10,081
Total commercial	60,297	75,670	54,608	60,337	74,104

Commercial real estate	16,570	7,971	10,939	15,989	14,262

Loans to individuals:
Permanent mortgage	29,791	30,066	30,460	30,757	31,574
Permanent mortgage guaranteed by U.S. government agencies	15,005	16,957	18,000	16,992	13,861
Personal	134	136	132	171	258
Total loans to individuals	44,930	47,159	48,592	47,920	45,693

Total nonaccruing loans	$121,797	$130,800	$114,139	$124,246	$134,059
Accruing renegotiated loans guaranteed by U.S. government agencies	163,535	176,022	196,420	204,121	210,618
Real estate and other repossessed assets	14,304	29,676	22,221	24,492	24,589
Total nonperforming assets	$299,636	$336,498	$332,780	$352,859	$369,266
Total nonperforming assets excluding those guaranteed by U.S. government agencies	$121,096	$143,519	$118,360	$131,746	$144,787

Accruing loans 90 days past due[1]	$510	$120	$3	$307	$313

Gross charge-offs	$17,807	$1,766	$1,368	$7,805	$6,558
Recoveries	(2,301)	(1,309)	(2,167)	(1,824)	(7,272)
Net charge-offs (recoveries)	$15,506	$457	$(799)	$5,981	$(714)

Provision for loan losses	$9,442	$1,111	$(6,158)	$(3,967)	$(20,973)
Provision for credit losses from off-balance sheet unfunded loan commitments	4,609	14,060	6,005	3,268	3,738
Provision for expected credit losses from mortgage banking activities	1,003	(66)	69	621	150
Provision for credit losses related to held-to maturity (investment) securities portfolio	(54)	(105)	84	78	85
Total provision for credit losses	$15,000	$15,000	$—	$—	$(17,000)

	Three Months Ended
	Dec. 31, 2022	Sep. 30, 2022	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021
Allowance for loan losses to period end loans	1.04%	1.11%	1.13%	1.19%	1.27%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.31%	1.37%	1.33%	1.37%	1.43%
Nonperforming assets to period end loans and repossessed assets	1.33%	1.54%	1.56%	1.70%	1.83%
Net charge-offs (annualized) to average loans	0.28%	0.01%	(0.02)%	0.12%	(0.01)%
Allowance for loan losses to nonaccruing loans[1]	220.71%	212.37%	250.80%	229.80%	213.33%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[1]	277.76%	261.83%	294.74%	263.60%	240.77%
1    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.

SEGMENTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended		4Q22 vs 3Q22		Year Ended		2022 vs 2021
	Dec. 31, 2022	Sep. 30, 2022	$ change	% change	Dec. 31, 2022	Dec. 31, 2021	$ change	% change
Commercial Banking
Net interest revenue	$232,834	$208,065	$24,769	11.9%	$744,449	$535,735	$208,714	39.0%
Fees and commissions revenue	58,881	58,147	734	1.3%	233,873	227,081	6,792	3.0%
Combined net interest and fee revenue	291,715	266,212	25,503	9.6%	978,322	762,816	215,506	28.3%
Other operating expense	79,722	75,872	3,850	5.1%	290,717	281,089	9,628	3.4%
Corporate expense allocations	18,007	16,451	1,556	9.5%	67,337	49,941	17,396	34.8%
Net income	139,374	133,830	5,544	4.1%	460,361	328,516	131,845	40.1%

Average assets	28,373,856	28,890,429	(516,573)	(1.8)%	29,084,957	28,536,881	548,076	1.9%
Average loans	18,254,559	17,904,779	349,780	2.0%	17,553,398	16,853,006	700,392	4.2%
Average deposits	16,832,244	17,966,661	(1,134,417)	(6.3)%	18,323,412	17,659,695	663,717	3.8%

Consumer Banking
Net interest revenue	$53,302	$43,951	$9,351	21.3%	$158,249	$103,527	$54,722	52.9%
Fees and commissions revenue	27,618	30,230	(2,612)	(8.6)%	121,926	173,364	(51,438)	(29.7)%
Combined net interest and fee revenue	80,920	74,181	6,739	9.1%	280,175	276,891	3,284	1.2%
Other operating expense	54,526	53,236	1,290	2.4%	209,210	209,596	(386)	(0.2)%
Corporate expense allocations	11,972	10,792	1,180	10.9%	44,965	46,010	(1,045)	(2.3)%
Net income	8,996	2,970	6,026	202.9%	5,889	27,643	(21,754)	(78.7)%

Average assets	10,078,381	10,233,401	(155,020)	(1.5)%	10,230,437	10,029,687	200,750	2.0%
Average loans	1,725,555	1,686,498	39,057	2.3%	1,688,697	1,769,384	(80,687)	(4.6)%
Average deposits	8,617,085	8,812,884	(195,799)	(2.2)%	8,763,046	8,439,577	323,469	3.8%

Wealth Management
Net interest revenue	$34,498	$33,584	$914	2.7%	$161,597	$214,072	$(52,475)	(24.5)%
Fees and commissions revenue	114,630	113,113	1,517	1.3%	339,538	298,765	40,773	13.6%
Combined net interest and fee revenue	149,128	146,697	2,431	1.7%	501,135	512,837	(11,702)	(2.3)%
Other operating expense	82,011	79,151	2,860	3.6%	312,177	320,726	(8,549)	(2.7)%
Corporate expense allocations	12,733	12,934	(201)	(1.6)%	50,241	40,341	9,900	24.5%
Net income	41,600	41,808	(208)	(0.5)%	106,173	113,246	(7,073)	(6.2)%

Average assets	12,912,630	13,818,299	(905,669)	(6.6)%	16,209,684	19,425,475	(3,215,791)	(16.6)%
Average loans	2,223,275	2,163,975	59,300	2.7%	2,166,231	1,981,159	185,072	9.3%
Average deposits	7,888,753	7,999,074	(110,321)	(1.4)%	8,491,377	9,426,771	(935,394)	(9.9)%
Fiduciary assets	56,060,496	54,714,705	1,345,791	2.5%	56,060,496	64,536,833	(8,476,337)	(13.1)%
Assets under management or administration	99,735,041	95,401,638	4,333,403	4.5%	99,735,041	104,917,721	(5,182,680)	(4.9)%